(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of Voya Global Bond Fund, Voya Global Diversified Payment Fund, Voya Global High Dividend Low Volatility Fund (formerly, Voya Global Equity Fund), Voya Global Perspectives® Fund, Voya International High Dividend Low Volatility Fund, Voya Multi-Manager Emerging Markets Equity Fund, Voya Multi-Manager International Equity Fund, Voya Multi-Manager International Factors Fund, Voya Multi-Manager International Small Cap Fund, and Voya Russia Fund, each a series of Voya Mutual Funds, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

February 25, 2021